Exhibit 23.6

KVAC (Cayman) Limited

37 Greenbriar Drive

Summit, New Jersey

Re: Consent

Ladies and Gentlemen,

We understand that KVAC (Cayman) Limited (the “Company”) has filed a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed business combination of its parent company Keen Vision Acquisition Corporation (“Keen Vision”) with Medera Inc. (the “Proposed Business Combination”).

We hereby consent to the references to our name and the inclusion of information, data, research, and statements from our discussion panel held on July 17, 2024 and July 18, 2024, as well as any summary of our discussion panel (collectively, the “Evaluation”), and any subsequent amendments to the Evaluation, as well as the citation of our Evaluation and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company and/or Keen Vision, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Business Combination, and in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

[Signature Page Follows]

/s/ Christian Kupatt-Jeremias	2/24/2025
Christian Kupatt-Jeremias MD, PhD (Chairman)	Date

/s/ Deborah Ascheim	3/3/2025
Deborah Ascheim, MD	Date

/s/ Fadi Salloum	3/5/2025
Fadi Salloum, PhD	Date

/s/ Hesham Sadek	3/6/25
Hesham Sadek, MD, PhD	Date

Mark Mercola	2/24/2025
Mark Mercola, PhD	Date

/s/ Natalie Artzi	2/25/2025
Natalie Artzi, PhD	Date